AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2009

File No. 811-21638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

AMENDMENT No. 11

JPMORGAN INSTITUTIONAL TRUST

(Exact Name of Registrant as Specified in Charter)

245 Park Avenue

New York, New York 10167

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code (212) 837-2524

Frank J. Nasta, Esq.

JPMorgan Chase & Co.

245 Park Avenue

New York, New York 10167

(Name and Address of Agent for Service)

Copies to:

Jessica K. Ditullio, Esq. JPMorgan Chase & Co. 1111 Polaris Parkway, Mail Code OH1-0152 Columbus, Ohio 43240

EXPLANATORY NOTE

This Amendment is filed by JPMorgan Institutional Trust (the “Registrant”). This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such shares are issued solely in private placement transactions that do not involve a “public offering” within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

PART A & B

This filing supplements, and to the extent inconsistent therewith, supersedes, the Confidential Offering Memorandum and the Confidential Offering Memorandum Supplement of the Registrant, dated June 27, 2008 and filed as Amendment No. 10 to the Registrant’s Registration Statement on Form N-1A (SEC File No. 811-21638) on June 27, 2008, both of which are incorporated by reference.

JPMORGAN INSTITUTIONAL TRUST

JPMorgan Intermediate Bond Trust
JPMorgan Core Bond Trust
JPMorgan Equity Index Trust

Supplement dated May 22, 2009
to the Confidential Offering Memorandum dated June 27, 2008

Effective immediately, the first bullet under “What are the minimum investment amounts?” is deleted and replaced with the following:

•

The minimum initial investment for shares of the Core Bond Trust and the Equity Index Trust is $10,000,000 and for shares of the Intermediate Bond Trust is $5,000,000.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE

CONFIDENTIAL OFFERING MEMORANDUM FOR FUTURE REFERENCE

JPMORGAN INSTITUTIONAL TRUST

Supplement dated May 22, 2009 to the

Confidential Offering Memorandum Supplement

dated June 27, 2008

Effective April 22, 2009, shareholders elected a new 13 member Board of Trustees for the Trust.  The names of the current Board of Trustees of the Trust, together with information regarding the year of their birth, positions with the Trust, principal occupations and other board memberships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is set forth below.  The contact information for each of the Trustees is 245 Park Avenue, New York, New York  10167.

Name (Year of Birth); Positions With the Portfolios (Since)	Principal Occupations During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee(1)	Other Directorships Held Outside Fund Complex
Independent Trustees
William J. Armstrong (1941); Trustee of Trust since 2009; Trustee of Heritage JPMorgan Funds since 1987.	Retired; CFO and Consultant, EduNeering, Inc. (Internet business education supplier) (2000-2001); Vice President and Treasurer, Ingersoll-Rand Company (manufacturer of industrial equipment) (1972-2000).	143	None.

John F. Finn (1947); Trustee of Trust since 2009; Trustee of heritage One Group Mutual Funds since 1998.	President and Chief Executive Officer, Gardner, Inc. (wholesale distributor to outdoor power equipment industry) (1979-present).	143	Director, Cardinal Health, Inc (CAH) (1994-present); Director, Greif, Inc. (GEF) (packaging manufacturer) (2007-present).

Dr. Matthew Goldstein (1941); Trustee of Trust since 2009; Trustee of heritage JPMorgan Funds since 2003.	Chancellor, City University of New York (1999–present); President, Adelphi University (New York) (1998-1999).	143	Director, Bronx-Lebanon Hospital Center; Director, United Way of New York City (2002-present).

Robert J. Higgins (1945); Trustee of Trust since 2009; Trustee of heritage JPMorgan Funds since 2002.	Retired; Director of Administration of the State of Rhode Island (2003-2004); President - Consumer Banking and Investment Services, Fleet Boston Financial (1971-2002).	143	None.

Name (Year of Birth); Positions With the Portfolios (Since)	Principal Occupations During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee(1)	Other Directorships Held Outside Fund Complex
Peter C. Marshall (1942); Trustee of Trust since 2009; Trustee of heritage One Group Mutual Funds since 1985.	Self-employed business consultant (2000-present); Senior Vice President, W.D. Hoard, Inc. (corporate parent of DCI Marketing, Inc.) (2000-2002); President, DCI Marketing, Inc. (1992-2000).	143	Director, Center for Deaf and Hard of Hearing (1990-present).

Marilyn McCoy* (1948); Trustee of Trust since 2009; Trustee of heritage One Group Mutual Funds since 1999.	Vice President of Administration and Planning, Northwestern University (1985-present).	143	Trustee, Carleton College (2003-present).

William G. Morton, Jr. (1937); Trustee of Trust since 2009; Trustee of heritage JPMorgan Funds since 2003.	Retired; Chairman Emeritus (2001-2002), and Chairman and Chief Executive Officer, Boston Stock Exchange (1985- 2001).	143	Trustee, Stratton Mountain School (2001-present).

Robert A. Oden, Jr. (1946); Trustee of Trust since 2009; Trustee of heritage One Group Mutual Funds since 1997.	President, Carleton College (2002-present); President, Kenyon College (1995-2002).	143	Trustee, American University in Cairo (1999-present); Trustee, Carleton College (2002-present).

Fergus Reid, III (1932); Trustee of Trust (Chairman) since 2009; Trustee (Chairman) of heritage JPMorgan Funds since 1987.	Chairman, Joe Pietryka, Inc. (formerly Lumelite Corporation) (plastics manufacturing) (2003-present); Chairman and Chief Executive Officer, Lumelite Corporation (1985-2002).	143	Trustee, Morgan Stanley Funds (164 portfolios) (1992-present).

Frederick W. Ruebeck (1939); Trustee of Trust since 2009; Trustee of heritage One Group Mutual Funds since 1994.	Advisor, Jerome P. Green & Associates, LLC (broker-dealer) (2000-present); Chief Investment Officer, Wabash College (2004-present); self-employed consultant (2000-present); Director of Investments, Eli Lilly and Company (pharmaceuticals) (1988-1999).	143	Trustee, Wabash College (1988-present); Chairman, Indianapolis Symphony Orchestra Foundation (1994-present).

Name (Year of Birth); Positions With the Portfolios (Since)	Principal Occupations During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee(1)	Other Directorships Held Outside Fund Complex
James J. Schonbachler (1943); Trustee of Trust since 2009; Trustee of heritage JPMorgan Funds since 2001.	Retired; Managing Director of Bankers Trust Company (financial services) (1968-1998).	143	None.

Interested Trustees
Frankie D. Hughes** (1952); Trustee of Trust since 2009.	Principal and Chief Investment Officer, Hughes Capital Management, Inc. (fixed income asset management) (1993-present)	143	None.

Leonard M. Spalding, Jr.*** (1935); Trustee of Trust since 2009; Trustee of heritage JPMorgan Funds since 1998.	Retired; Chief Executive Officer, Chase Mutual Funds (investment company) (1989-1998); President & Chief Executive Officer, Vista Capital Management (investment management) (1990-1998); Chief Investment Executive, Chase Manhattan Private Bank (investment management) (1990-1998).	143

Director, Glenview Trust Company, LLC (2001-present); Trustee, St. Catharine College (1998-present); Trustee, Bellarmine University (2000-present); Director, Springfield-Washington County Economic Development Authority (1997-present); Trustee, Catholic Education Foundation (2005-present).

(1)  A Fund Complex means two or more registered investment companies that hold themselves out to investors as related companies for purposes of investment and investor services or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other registered investment companies. The JPMorgan Funds Complex for which the Board of Trustees currently serves includes ten registered investment companies (143 funds).

*  Ms. McCoy has served as Vice President of Administration and Planning for Northwestern University since 1985. William M. Daley, Head of Corporate Responsibility for JPMorgan Chase, has served as a member of the Board of Trustees of Northwestern University since 2005. JPMIM, investment adviser to the Funds, is an indirect, wholly-owned subsidiary of JPMorgan Chase. The Funds’ distributor, JPMDS, is a direct, wholly-owned subsidiary of JPMorgan Chase.

** Ms. Hughes is treated as an “interested person” based on the portfolio holdings of clients of Hughes Capital Management, Inc.
*** Mr. Spalding is treated as an “interested person” due to his ownership of JPMorgan Chase stock.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE

CONFIDENTIAL OFFERING MEMORANDUM SUPPLEMENT FOR FUTURE REFERENCE

PART C: OTHER INFORMATION

Item 23. Exhibits

Exhibits filed pursuant to Form N-1A:

(a) (1) Certificate of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(a) (2) Declaration of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(b) By-Laws of JPMorgan Institutional Trust, as amended and restated June 20, 2007, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on January 18, 2008.

(c) None.

(d) Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(e) Not applicable.

(f) Not applicable.

(g) (1) Global Custody and Fund Accounting Agreement with JPMorgan Chase Bank is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(g) (l) (a) Amendment to Global Custody and Fund Accounting Agreement, including Schedules C and D, dated September 1, 2007, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on January 18, 2008.

(g) (1) (b) Amendment to Global Custody and Fund Accounting Agreement, including Schedules A and C, dated April 21, 2008. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(g) (1) (c) Form of Amended Schedule A to the Global Custody & Fund Accounting Agreement (amended as of June 30, 2008). Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(h) (1) Transfer Agency Agreement between the Registrant and Boston Data Services, Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (1) (a) Amendment as of January 31, 2007 to the Transfer Agency Agreement between JPMorgan Funds and BFDS, dated February 19, 2005 is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on June 28, 2007.

(h) (1) (b) Form of Amended Appendix A to the Transfer Agency Agreement (amended as of June 30, 2008). Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(h) (2) Form of Administration Agreement between the Registrant and JPMorgan Funds Management, Inc. (formerly known as One Group Administrative Services, Inc.) is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (3) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (4) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc., dated May 25, 2005, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on June 26, 2006.

(h) (5) Securities Lending Agreement between Registrant and JPMorgan Chase Bank, NA is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (5) (1) Amendment to Securities Lending Agreement dated July 1, 2008. Filed herewith.

(i) Not applicable.

(j) Not applicable.

(k) Not applicable.

(l) Not applicable.

(h) (6) Form of Fee Waiver Agreement, dated July 1, 2008. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(m) Not applicable.

(n) Not applicable.

(o) Reserved.

(p) Codes of Ethics.

(1) Code of Ethics of The J.P. Morgan Family of Funds. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

(2) Code of Ethics of Adviser. (Effective February 1, 2005, Revised September 18, 2007). Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(99) (a) Powers of Attorney for the Trustees is filed herewith.

(99) (b) Power of Attorney for George C.W. Gatch. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

(99) (c) Power of Attorney for Patricia A. Maleski. Incorporated herein by reference to Amendment No. 10 to the Registrant’s Registration Statement filed on June 27, 2008.

Item 24. Persons Controlled by or Under Common Control with the Registrant

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

Item 25. Indemnification

Article VII, Section 3 of the Trust’s Declaration of Trust provides that, subject to the exceptions and limitations contained in the Trust’s By-Laws: (a) every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof; and (ii) expenses in connection with the defense of any proceeding of the character described in clause (i) above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law.

Article VII, Section 2 of the Trust’s By-Laws provides that subject to the exceptions and limitations contained in Article VII, Section 4 of the By-Laws the Trust shall indemnify its Covered Persons to the fullest extent consistent with state law and the Investment Company Act of 1940, as amended (“1940 Act”). Without limitation of the foregoing, the Trust shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Trust, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. Subject to the exceptions and limitations contained in Section 4 of Article VII of the By-Laws, the Trust may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII of the By-Laws shall continue as to a person who has ceased to be a Trustee or officer of the Trust.

Article VII, Section 4 of the Trust’s By-Laws provides that: (a) the Trust shall not indemnify a Covered Person or agent who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (collectively, “disabling conduct”) or (ii) not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Trust; and (b) the Trust shall not indemnify a Covered Person or agent unless the court or other body before which the proceeding was brought determines that such Trustee, officer or agent did not engage in disabling conduct or, with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought, there has been a dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such a Covered Person or agent has been charged and a determination that such Trustee, officer or agent did not engage in disabling conduct by at least a majority of those Trustees who are neither interested persons of the Trust (as that term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Item 26. Business and Other Connections of the Investment Adviser

See “Management of the Trust” in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.

Item 27. Principal Underwriter

Not applicable.

Item 28. Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: JPMorgan Funds Management, Inc. (named One Group Administrative Services, Inc. through February 15, 2005), the Registrant’s administrator, at 1111 Polaris Parkway, Columbus, Ohio 43240; JPMorgan Chase Bank, the Registrant’s custodian at 270 Park Avenue, New York, NY 10017; J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 245 Park Avenue, New York, NY 10167; Boston Financial Data Services, Inc., the Registrant’s transfer agent, at 2 Heritage Drive, North Quincy, Massachusetts 02171.

Item 29. Management Services

None.

Item 30. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 22nd day of May, 2009.

JPMorgan Institutional Trust

By:	/s/ George C. W. Gatch*
George C. W. Gatch
President

This amendment to the Registration Statement of the Registrant has been signed below by the following persons in the capacities and on the dates indicated on May 22, 2009.

Fergus Reid, III*	Marilyn McCoy*
Fergus Reid, III Trustee and Chairman	Marilyn McCoy Trustee

William J. Armstrong*	William G. Morton*
William J. Armstrong Trustee	William G. Morton Trustee

John F. Finn*	Robert A. Oden, Jr.*
John F. Finn Trustee	Robert A. Oden, Jr. Trustee

Matthew Goldstein*	Frederick W. Ruebeck*
Matthew Goldstein Trustee	Frederick W. Ruebeck. Trustee

Robert J. Higgins*	James J. Schonbachler*
Robert J. Higgins Trustee	James J. Schonbachler Trustee

Frankie D. Hughes*	Leonard M. Spalding, Jr*
Frankie D. Hughes Trustee	Leonard M. Spalding, Jr. Trustee

Peter C. Marshall*	By George C. W. Gatch
Peter C. Marshall Trustee	George C. W. Gatch President

By Patricia A. Maleski*
Patricia A. Maleski Treasurer and Principal Financial Officer

*By /s/ Jessica K. Ditullio
Jessica K. Ditullio Attorney-in-fact

Exhibit Index

(h)(5)(l)

Amendment to Securities Lending Agreement dated July 1, 2008

(99)(a)

Power of Attorneys for the Trustees